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                                                                    EXHIBIT 23.7


                         INDEPENDENT AUDITORS' CONSENT


     We consent to incorporation by reference in this Amendment No. 3 (File No. 333-29013) to the Registration Statement of Vornado Realty Trust and Vornado Realty L.P. on Form S-3 of our report dated September 11, 1997 on the combined statement of revenues and certain expenses of Ninety Park Avenue for the year ended December 31, 1996, which report appears in the Form 8-K of Vornado Realty Trust and the Form 8-K of Vornado Realty L.P., each dated August 21, 1997, each as amended by a Form 8-K/A dated August 21, 1997 and filed with the Commission on September 11, 1997, and incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.



Deloitte & Touche LLP



Parsipanny, New Jersey


September 11, 1997